September 17, 1998


Securities and Exchange Commission
450 Fifth Avenue, N.W.
Washington, D.C.  20549

         RE:      Registration Statement on Form SB-2
                  Under the Securities Act of 1933
                  (the "Registration Statement") of JVWeb,
                  Inc., a Delaware corporation (the "Company")

Gentlemen:

     I have acted as counsel for the Company in connection with the registration (pursuant to the Registration Statement) of 871,960 shares (the "Shares") of the common stock, par value $.01 per share, of the Company. In such capacity, I have examined originals, or copies certified or otherwise identified to my satisfaction, of the following documents:

         1.       Certificate of Incorporation of the Company, as amended to date;

         2.       Bylaws of the Company, as amended to date;

         3.       Agreement (the  "Equitrust  Agreement")  dated  August 3, 1998 between the Company and Equitrust Mortgage Corporation ("Equitrust") and related promissory note also dated August 3, 1998 in the original principals amount of $50,000 made payable by the Company to the order of Equitrust (the "Note");

         4.       Equity Research  Distribution and Promotion  Agreement dated
                    August 28, 1998 between the Company and John H. Martin (the "Martin Agreement");

         5.       Research  Coverage  Agreement  between the Company and William
                     D. Lyons dated August 28, 1998 (the "Lyons Agreement");

         6.       Letter  agreement  between  the  Company  and Arthur  Hartman dated July 27,  1998 (the "Hartman Agreement");

         7.       Letter  agreement  between  the  Company  and Neil  Leibman dated  July 27,  1998  (the "Leibman Agreement");

         8.       The Registration Statement, together with all exhibits
                    attached thereto;

         9.       The records of corporate proceedings relating to the issuance of the Shares; and

         10.      Such other  instruments  and documents as I have  believed necessary for the purpose of rendering the following opinion.

For purposes hereof, the Equitrust Agreement, the Note, the Martin Agreement, the Lyons Agreement, the Hartman Agreement and the Leibman Agreement are referred to hereinafter collectively as the "Operative Agreements."

     In such examination, I have assumed the authenticity and completeness of all documents, certificates and records submitted to me as originals, the conformity to the original instruments of all documents, certificates and records submitted to me as copies, and the authenticity and completeness of the originals of such instruments. As to certain matters of fact relating to this opinion, I have relied on the accuracy and truthfulness of certificates of officers of the Company and on certificates of public officials, and have made such investigations of law as I have believed necessary and relevant.

     Based on the foregoing, and having due regard for such legal considerations as I believe relevant, I am of the opinion that the Shares (when issued in accordance with the Operative Agreements) will be validly issued, fully paid and non-assessable.

     I hereby  consent  to the filing of this  opinion  with the  Commission  as
Exhibit 5.01 to the Registration Statement.

                                          Very truly yours,

                                          /S/ Randall W. Heinrich